Exhibit 99.2

AdTheorent, a Leader in Data Science and Machine Learning Optimized Advertising, to List on NASDAQ via Merger with MCAP Acquisition Corporation

•	MCAP Acquisition Corporation is sponsored by an affiliate of Chicago-based asset manager Monroe Capital LLC

•	AdTheorent’s privacy-forward programmatic digital advertising platform uses machine learning models fueled by non-individualized statistics to drive superior campaign performance, measured by advertiser business goals

•	Forecasted to outpace the 17.6% projected growth for programmatic digital media - a $90 billion market in the U.S.

•	AdTheorent operates at ‘Rule of 50’ based on 2021P revenue ex-TAC growth and adjusted EBITDA margin; projected annual revenue ex-TAC growth of 28.4% between 2020-2023 and average adjusted EBITDA margin of 30.9% between 2020-2023

•	Combined company to have an implied initial enterprise value of approximately $775 million and pro forma market capitalization of approximately $1 billion, and expects to be listed on NASDAQ

•	Transaction to provide a minimum of $100 million of net proceeds to AdTheorent, including a $121.5 million fully committed, oversubscribed and upsized common stock PIPE at $10.00 per share anchored by top-tier institutional and strategic investors Hana Financial Group, Palantir Technologies, and Monroe Capital and/or one or more of its affiliates

•	Investor webcast and conference call is scheduled for Tuesday, July 27, at 8:00 AM ET

NEW YORK and CHICAGO, July 27, 2021 – AdTheorent, Inc., a programmatic digital advertising leader using advanced machine learning technology and solutions to deliver real-world value for advertisers and marketers, and MCAP Acquisition Corporation (NASDAQ: MACQ) (“MCAP”), a publicly-traded special purpose acquisition company, sponsored by an affiliate of Chicago-based asset manager Monroe Capital LLC, announced today that they have entered into a definitive business combination agreement in which AdTheorent will be merged with MCAP. Upon closing of the transaction, the combined company will be named AdTheorent, Inc. and it is expected to remain listed on the NASDAQ Capital Market. The transaction reflects an implied enterprise value for the company of approximately $775 million. The AdTheorent executive team, led by Chief Executive Officer Jim Lawson, will continue to execute the growth and strategy for the company. Given AdTheorent’s strong profitability and cash flow characteristics, the net cash provided by the transaction is expected to be used to support an M&A and international expansion strategy, complementing its robust organic growth profile.

“Since 2012 we have pioneered a new way to target digital ads programmatically without relying on user-specific personal profiles and individualized data,” said Jim Lawson, CEO of AdTheorent. “AdTheorent Predictive Advertising delivers a level of superior performance only possible with advanced machine learning and our privacy-forward platform is changing what digital ad targeting can be. We are excited by the opportunities this transaction represents as we work to expand our capabilities for the most sophisticated and data-driven advertisers in the world.”

“Our world class team is thrilled to have this opportunity to perform on a bigger stage,” said Lawson. “The public company structure and proceeds provided by the transaction will allow us to enhance our growth plans beyond the already robust organic growth we are delivering in 1H21 – 34% year-over-year revenue ex-TAC growth in Q1 and over 70% projected in Q2.”

Company Overview

AdTheorent's programmatic platform uses award-winning data science and machine learning (ML) capabilities to deliver advertiser-specific business outcomes for top consumer brands.  The company’s proprietary suite of tools, methodologies and vertical solutions maximizes campaign performance and ROI for advertisers, while operating in a privacy-first manner, which has quickly escalated as an essential element for brand marketers worldwide. AdTheorent's performance focus is centered around ingesting non-personalized data signals and using statistical data for modeling and targeting, representing a growing strategic advantage as regulatory and industry changes reduce marketers’ access to individual user identifiers such as cookies and device IDs.

Operating at massive scale, AdTheorent is able to optimize ad targeting by evaluating and providing predictive scores for more than 87 billion impressions daily, bidding on less than ..01% of impressions scored. The company also leverages advanced machine learning and data science to drive platform efficiencies by optimizing against ad impressions which represent a greater risk of IVT/fraud, poor viewability and brand safety, or impressions that may not be measurable by third party measurement providers.

According to the Winterberry Group, digital media spending will exceed $171 billion in the US in 2021 and is poised for exceptional growth, driven in large part by programmatic advertising. Programmatic digital spending in the US is a $90 billion Total Addressable Market (TAM) in 2021, forecasted to grow at a 17.6% CAGR to $141 billion by 2024 and AdTheorent’s industry-leading Artificial Intelligence (AI) and ML powered platform and a foundational privacy-forward approach to data and targeting position it to outpace industry growth. AdTheorent serves a diverse roster of the most sophisticated and discerning advertisers in the world across diverse and attractive industry verticals, including: Healthcare & Pharmaceuticals; Banking, Financial Services and Insurance (BFSI); Government, Education & Non-Profit; Retail; Dining & QSR; and Travel & Hospitality.

AdTheorent Investment Highlights

•	Outpacing robust market growth. AdTheorent Predictive Advertising is premised on a privacy-forward technology platform and solutions which do not rely on third-party cookies and segment-based audiences for ad targeting, positioning it to benefit from increased privacy trends and meaningfully outpace peer growth, tracking toward 30% revenue growth in 2021.

•	Sustainable profitability. AdTheorent has a history of operating efficiently, with consistent margin expansion the last four years, tracking toward 30% adjusted EBITDA margins in 2021.

•	Strong H1 revenue growth. Revenue ex-TAC grew 34% year-over-year in 1Q21 and the company expects growth in excess of 70% in Q2, resulting in strong increases across segments for the first half of 2021.

“There has never been more demand for AdTheorent capabilities and solutions,” said Lawson. “Our platform uses machine learning and data science in unprecedented and highly differentiated ways – and our opportunities for continued innovation and advancement on this premise are vast. The future is bright for AdTheorent and our team because we created a better way for advertisers to derive provable value from their digital advertising, and we have a lot more to achieve.”

Theodore Koenig, Chairman and Chief Executive Officer of MCAP, commented, “AdTheorent’s machine learning advertising technology platform positions the company to continue to take market share in a large and rapidly growing market as consumers, regulators, and corporations alike increasingly demand advertisers shift away from outdated and less effective competitors that rely on harvesting the personal data of consumers.”

Zia Uddin, Co-President of MCAP added “The ability to deliver a superior ROI to the world’s largest brands with a product focused on privacy provides a clear path to continuing AdTheorent’s compelling combination of high growth and profitability. We are delighted to announce this business combination, which we expect to accelerate the company’s growth and create value for MCAP stockholders.”

Transaction Overview

The business combination values AdTheorent at a $775 million enterprise value and at a pro forma market capitalization of approximately $1 billion, assuming a $10.00 per share price and no redemptions by MCAP stockholders. The transaction will provide a minimum of $100 million of net proceeds to the company, including an oversubscribed and upsized $121.5 million fully committed common stock PIPE anchored by top-tier institutional and strategic investors including Hana Financial Group and Monroe Capital and/or one or more of its affiliates, along with Palantir Technologies, a global software company specializing in providing enterprise data platforms for use by organizations with complex and sensitive data environments.

The Boards of Directors of both MCAP and AdTheorent have unanimously approved the transaction. Completion of the proposed transaction is subject to approval of MCAP stockholders and other customary closing conditions, including the receipt of certain regulatory approvals. The transaction is expected to close in Q4 2021.

AdTheorent is currently majority owned by H.I.G. Growth Partners (“H.I.G.”), an affiliate of H.I.G. Capital, a leading global alternative investment firm with over $44 billion of equity capital under management.  H.I.G. will continue to hold a substantial ownership position in AdTheorent.

Additional information about the proposed transaction, including a copy of the business combination agreement and investor presentation, will be provided in a Current Report on Form 8-K to be filed by MCAP with the Securities and Exchange Commission and will be available at www.sec.gov.

Advisors

Canaccord Genuity acted as exclusive financial advisor to AdTheorent. Bank of America Securities, Cowen and Canaccord Genuity were engaged as PIPE placement agents. Greenberg Traurig and Nelson Mullins Riley & Scarborough are serving as legal advisors to MCAP while Paul Hastings and Kirkland & Ellis are serving as legal advisors to AdTheorent.

Investor Webcast and Conference Call

MCAP and AdTheorent will host a pre-recorded joint investor conference call to discuss the proposed transaction Tuesday July 27, 2021 at 8:00AM ET. To access the call visit http://public.viavid.com/index.php?id=146011. The recording will also be available as a webcast, which can be accessed at www.mcapacquisitioncorp.com.

About AdTheorent

AdTheorent uses advanced machine learning technology and solutions to deliver impactful advertising campaigns for marketers. AdTheorent's industry-leading machine learning platform powers its predictive targeting, geo-intelligence, audience extension solutions and in-house creative capability, Studio A\T. Leveraging only non-sensitive data and focused on the predictive value of machine learning models, AdTheorent's product suite and flexible transaction models allow advertisers to identify the most qualified potential consumers coupled with the optimal creative experience to deliver superior results, measured by each advertiser's real-world business goals.

AdTheorent is consistently recognized with numerous technology, product, growth and workplace awards.  AdTheorent was awarded "Best AI-Based Advertising Solution" (AI Breakthrough Awards) and "Most Innovative Product" (B.I.G. Innovation Awards) for four consecutive years.  Additionally, AdTheorent is the only five-time recipient of Frost & Sullivan's "Digital Advertising Leadership Award." AdTheorent is headquartered in New York, with fourteen offices across the United States and Canada.  For more information, visit adtheorent.com.

About MCAP Acquisition Corporation

MCAP Acquisition Corporation raised $316 million in March 2021 and its securities are listed on the NASDAQ Capital Market under the ticker symbols “MACQU,” “MACQ” and “MACQW.” MCAP is a blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, or other similar business combination with one or more businesses or entities. MCAP is sponsored by an affiliate of Monroe Capital LLC (“Monroe Capital”), a boutique asset management firm specializing in investing across various strategies, including direct lending, asset-based lending, specialty finance, opportunistic and structured credit, and equity. Monroe Capital is headquartered in Chicago and maintains offices in Atlanta, Boston, Los Angeles, Naples, New York, and San Francisco.

MCAP is the third SPAC in which Monroe has participated as a sponsor. In 2018, Monroe co-sponsored Thunder Bridge Acquisition, Ltd. and supported its successful business combination with Repay Holdings Corporation (NASDAQ: RPAY). In 2019, Monroe co-sponsored Thunder Bridge Acquisition II, Ltd. and supported its successful business combination with indie Semiconductor (NASDAQ: INDI).

MCAP is led by Chairman and Chief Executive Officer Theodore Koenig, who is President, CEO & Founder of Monroe Capital and has been the CEO and Chairman of Monroe Capital Corporation (NASDAQ: MRCC) since 2011. He is joined by Co-President Zia Uddin, who is a Partner at Monroe Capital; Co-President Mark Solovy, who serves as a Managing Director and Co-Head of the Technology Finance Group at Monroe Capital; and CFO Scott Marienau, who is the CFO of Monroe Capital’s management company.

As of July 1, 2021, Monroe Capital had approximately $10.3 billion in assets under management. Monroe Capital’s assets under management are comprised of a diverse portfolio of over 475 current investments. From Monroe Capital’s formation in 2004 through March 31, 2021, Monroe Capital’s investment professionals have invested in over 1,450 loans and related investments in an aggregate amount of $21.5 billion, including over $6.1 billion in 330 software, technology-enabled and business services companies.

To learn more please, visit www.mcapacquisitioncorp.com. The information that may be contained on or accessed through this website is not incorporated into this release.

Contact Information

For AdTheorent:

Investor Relations:
April Scee

AdTheorentIR@icrinc.com

Media Relations:

AdTheorentPR@icrinc.com

For Monroe Capital:

Investor Relations:
Theodore L. Koenig

Monroe Capital LLC

312-523-2360

tkoenig@monroecap.com

Media Relations:

Caroline Collins
BackBay Communications
617-963-0065
caroline.collins@backbaycommunications.com

Additional Information and Where to Find It

For additional information on the proposed transaction, see MCAP’s Current Report on Form 8-K, which will be filed concurrently with this press release. In connection with the proposed transaction, MCAP intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a registration statement on Form S-4 with the SEC, which will include a proxy statement/prospectus of MCAP, and will file other documents regarding the proposed transaction with the SEC. MCAP’s stockholders and other interested persons are advised to read, when available, the preliminary proxy statement/prospectus and the amendments thereto and the definitive proxy statement and documents incorporated by reference therein filed in connection with the proposed business combination, as these materials will contain important information about AdTheorent, MCAP and the proposed business combination. Promptly after the Form S-4 is declared effective by the SEC, MCAP will mail the definitive proxy statement/prospectus and a proxy card to each stockholder entitled to vote at the meeting relating to the approval of the business combination and other proposals set forth in the proxy statement/prospectus. Before making any voting or investment decision, investors and stockholders of MCAP are urged to carefully read the entire registration statement and proxy statement/prospectus, when they become available, and any other relevant documents filed with the SEC, as well as any amendments or supplements to these documents, because they will contain important information about the proposed transaction. The documents filed by MCAP with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov, or by directing a request to MCAP Acquisition Corporation, 311 South Wacker Drive, Suite 6400, Chicago, Illinois 60606.

Participants in the Solicitation

MCAP and its directors and executive officers may be deemed participants in the solicitation of proxies from its stockholders with respect to the business combination. A list of the names of those directors and executive officers and a description of their interests in MCAP will be included in the proxy statement/prospectus for the proposed business combination when available at www.sec.gov. Information about MCAP’s directors and executive officers and their ownership of MCAP common stock is set forth in MCAP’s prospectus, dated February 25, 2021, as modified or supplemented by any Form 3 or Form 4 filed with the SEC since the date of such filing. Other information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement/prospectus pertaining to the proposed business combination when it becomes available. These documents can be obtained free of charge from the source indicated above.

AdTheorent and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockholders of MCAP in connection with the proposed business combination. A list of the names of such directors and executive officers and information regarding their interests in the proposed business combination will be included in the proxy statement/prospectus for the proposed business combination.

Forward Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “believe,” “intend,” “plan,” “projection,” “outlook” or words of similar meaning. These forward-looking statements include, but are not limited to, statements regarding AdTheorent’s industry and market sizes, future opportunities for AdTheorent and MCAP, AdTheorent’s estimated future results and the proposed business combination between MCAP and AdTheorent, including the implied enterprise value, the expected transaction and ownership structure and the likelihood, timing and ability of the parties to successfully consummate the proposed transaction. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements.

In addition to factors previously disclosed in MCAP’s reports filed with the SEC and those identified elsewhere in this communication, the following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: inability to meet the closing conditions to the business combination, including the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement; the inability to complete the transactions contemplated by the definitive agreement due to the failure to obtain approval of MCAP’s stockholders; the failure to achieve the minimum amount of cash available following any redemptions by MCAP stockholders; redemptions exceeding a maximum threshold or the failure to meet The Nasdaq Stock Market’s initial listing standards in connection with the consummation of the contemplated transactions; costs related to the transactions contemplated by the definitive agreement; a delay or failure to realize the expected benefits from the proposed transaction; risks related to disruption of management’s time from ongoing business operations due to the proposed transaction; changes in the digital advertising markets in which AdTheorent competes, including with respect to its competitive landscape, technology evolution or regulatory changes; changes in domestic and global general economic conditions; risk that AdTheorent may not be able to execute its growth strategies, including identifying and executing acquisitions; risks related to the ongoing COVID-19 pandemic and response; risk that AdTheorent may not be able to develop and maintain effective internal controls; and other risks and uncertainties indicated in MCAP’s final prospectus, dated February 25, 2021, for its initial public offering, and the proxy statement/prospectus relating to the proposed business combination, including those under “Risk Factors” therein, and in MCAP’s other filings with the SEC. AdTheorent and MCAP caution that the foregoing list of factors is not exclusive.

Actual results, performance or achievements may differ materially, and potentially adversely, from any projections and forward-looking statements and the assumptions on which those forward-looking statements are based. There can be no assurance that the data contained herein is reflective of future performance to any degree. You are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance as projected financial information and other information are based on estimates and assumptions that are inherently subject to various significant risks, uncertainties and other factors, many of which are beyond our control. All information set forth herein speaks only as of the date hereof in the case of information about MCAP and AdTheorent or the date of such information in the case of information from persons other than MCAP or AdTheorent, and we disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this communication. Forecasts and estimates regarding AdTheorent’s industry and markets are based on sources we believe to be reliable, however there can be no assurance these forecasts and estimates will prove accurate in whole or in part. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

Non-GAAP Financial Measures

This press release also includes certain non-GAAP financial measures that AdTheorent’s management uses to evaluate its operations, measure its performance and make strategic decisions, including Revenue ex-TAC and Adjusted EBITDA. We believe that Revenue ex-TAC and Adjusted EBITDA provide useful information to investors and others in understanding and evaluating AdTheorent’s operating results in the same manner as management. However, Revenue ex-TAC and Adjusted EBITDA are not financial measures calculated in accordance with GAAP and should not be considered as substitutes for revenue, net income, operating profit or any other operating performance measures calculated in accordance with GAAP.

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the proposed business combination. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.